Exhibit 99.1

Gray

Television, Inc.

NEWS RELEASE

Gray Reports Operating Results, Including Record Revenue,

For the Three-Month and Six-Month Periods Ended June 30, 2012

Atlanta, Georgia – August 3, 2012… Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) today announced results from operations for the three-month period (the “second quarter of 2012”) and six-month period ended June 30, 2012 as compared to the three-month period (the “second quarter of 2011”) and six-month period ended June 30, 2011.

Highlights:

Our revenue for the second quarter of 2012 was the highest revenue Gray has reported for a second quarter. For the second quarters of 2012 and 2011, our revenue, broadcast expense and corporate and administrative expense were as follows:

	Three Months Ended June 30,
	2012	2011	% Change
	(in thousands except for percentages)
Revenue (less agency commissions)	$94,691	$76,201	24%

Operating expenses (before depreciation, amortization and gain on disposal of assets):
Broadcast	$52,829	$47,930	10%

Corporate and administrative	$3,629	$3,402	7%

We are pleased with our operating results for the second quarter of 2012. Our period over period increase in revenue for the second quarter was primarily due to increases in political advertising revenue and retransmission consent revenue. In addition, our local advertising, national advertising, internet advertising and other revenue also increased.

Our period over period increase in broadcast and corporate and administrative expenses (excluding depreciation, amortization and gain on disposal of assets) reflects increases in compensation, programing costs and national sales commissions.

Comments on Results of Operations for the Three-Month Period Ended June 30, 2012:

Revenue.

Our total revenue for the second quarter of 2012 was the highest revenue Gray has reported for a second quarter. Total revenue increased $18.5 million, or 24%, to $94.7 million for the second quarter of 2012 compared to the second quarter of 2011 due primarily to increased political advertising, retransmission consent, local advertising, national advertising, internet advertising, and other revenue. Political advertising revenue increased due to increased advertising from political candidates and special interest groups in the “on year” of the two-year election cycle. Our political advertising revenue also increased due to additional advertising related to a special election to recall the Governor of Wisconsin, where we own three television stations. Retransmission consent revenue increased primarily due to improved terms in our retransmission contracts. A significant portion of our retransmission consent contracts expired on December 31, 2011 and

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we were able to renew substantially all of these contracts under terms more favorable to Gray, which resulted in increased revenue in the second quarter of 2012 compared to the second quarter of 2011. Local, national and internet advertising revenue increased due to our increased spending by advertisers in a gradually improving economic environment. Other revenue increased due to receipt of certain cable copyright royalty payments during the second quarter of 2012. If any similar copyright royalty payments are received in future periods, they are likely to recur in lower amounts. We also continued to earn consulting revenue under our agreement with Young Broadcasting, Inc. (“Young”). This agreement expires on December 31, 2012.

The principal components of our revenue for the second quarter of 2012 compared to the second quarter of 2011 were as follows:

Local advertising revenue increased $0.6 million, or 1%, to $48.4 million.

National advertising revenue increased $0.9 million, or 7%, to $14.3 million.

Internet advertising revenue increased $1.5 million, or 31%, to $6.4 million.

Political advertising revenue increased $10.8 million, or 467%, to $13.1 million.

Retransmission consent revenue increased $3.2 million, or 64%, to $8.3 million.

Other revenue increased $1.4 million, or 65%, to $3.6 million.

Consulting revenue from our agreement with Young remained at $0.6 million in the second quarter of 2012.

Our five largest nonpolitical advertising categories on a combined local and national basis by customer type for the second quarter of 2012 demonstrated the following changes in revenue during the second quarter of 2012 compared to the second quarter of 2011: automotive increased 20%; medical increased 8%; restaurant decreased 5%; communications increased 2%; and furniture and appliances increased 3%.

Operating expenses.

Broadcast expenses (before depreciation, amortization and gain on disposal of assets) increased $4.9 million, or 10%, to $52.8 million for the second quarter of 2012 compared to the second quarter of 2011. This increase was due primarily to increases in compensation expense of $3.2 million and non-compensation expense of $1.7 million. Compensation expense increased primarily due to increases in salaries, incentive compensation, pension expenses and healthcare expenses. Non-compensation expense increased primarily due to an increase in programing costs and national sales commissions. As of June 30, 2012 and 2011, we employed 2,070 and 2,087 total employees, respectively, in our broadcast operations.

Corporate and administrative expenses (before depreciation, amortization and gain on disposal of assets) increased $0.2 million, or 7%, to $3.6 million. The increase was due primarily to increases in compensation expense of $0.3 million partially offset by a decrease in non-compensation expense of $0.1 million. Compensation expense increased primarily due to increases in salaries, incentive compensation and stock-based compensation expense. We recorded non-cash stock-based compensation expense during the second quarter of 2012 and the second quarter of 2011 of $140,000 and $34,000, respectively. Non-cash stock-based compensation expense increased due to the grant of additional equity incentive awards during the second quarter of 2012.

Comments on Results of Operations for the Six-Month Period Ended June 30, 2012:

Revenue.

Our total revenue for the first six months of 2012 was the highest revenue Gray has reported for the first half of a year. Total revenue increased $29.4 million, or 20%, to $175.4 million for the six months ended June 30, 2012 compared to the six months ended June 30, 2011 due primarily to increased political advertising, retransmission consent, local advertising, national advertising, internet advertising, and other revenue. Political advertising revenue reflected increased advertising from political candidates and special

Gray Television, Inc.
Earnings Release for the three-month and six-month periods ended June 30, 2012	Page 2 of 11

interest groups during the “on year” of the two-year political advertising cycle. Our political advertising revenue also increased due to additional advertising related to a special election to recall the Governor of Wisconsin, where we have three television stations. Local, national and internet advertising revenue increased due to increased spending by advertisers in a gradually improving economic environment. In addition, local and national net advertising revenue was positively influenced by the broadcast of the 2012 Super Bowl on our ten primary NBC channels, earning us approximately $0.8 million, an increase of approximately $0.6 million compared to the broadcast of the 2011 Super Bowl on our one primary FOX-affiliated channel and four secondary digital FOX-affiliated channels, which earned us approximately $0.2 million.

Retransmission consent revenue increased primarily due to improved terms in our retransmission contracts. A significant portion of our retransmission consent contracts expired on December 31, 2011 and we were able to renew substantially all of these contracts under terms more favorable to Gray, which resulted in increased revenue in the six months ended June 30, 2012 compared to the six months ended June 30, 2011. Other revenue increased due to our receipt of a cable copyright royalty distribution during 2012 period. If any similar copyright royalty payments are received in future periods, they are likely to recur in lower amounts. We continued to earn consulting revenue under our agreement with Young in the six-month period ended June 30, 2012.

The principal components of our revenue for the six months ended June 30, 2012 compared to the six months ended June 30, 2011 were as follows:

Local advertising revenue increased $2.7 million, or 3%, to $94.3 million.

National advertising revenue increased $0.9 million, or 3%, to $27.3 million.

Internet advertising revenue increased $2.9 million, or 32%, to $12.1 million.

Political advertising revenue increased $14.4 million, or 390%, to $18.1 million.

Retransmission consent revenue increased $6.7 million, or 66%, to $16.8 million.

Other revenue increased $1.5 million, or 38%, to $5.5 million.

Consulting revenue from our agreement with Young was $1.3 million in the six-month period ended June 30, 2012.

Our five largest nonpolitical advertising categories on a combined local and national basis by customer type for the six-month period ended June 30, 2012 demonstrated the following changes in revenue during the six-month period ended June 30, 2012 compared to the six-month period ended June 30, 2011: automotive increased 14%; medical increased 11%; restaurant increased 1%; communications increased 9%; and furniture and appliances increased 4%.

Operating expenses.

Broadcast expenses (before depreciation, amortization and gain on disposal of assets) increased $7.5 million, or 8%, to $103.6 million for the six-month period ended June 30, 2012 compared to the six-month period ended June 30, 2011. This increase was due primarily to increases in compensation expense of $3.9 million and non-compensation expense of $3.5 million. Compensation expense increased primarily due to increases in salaries, incentive compensation and pension expenses. Non-compensation expense increased primarily due to an increase in programing costs, other professional services and national sales commissions.

Corporate and administrative expenses (before depreciation, amortization and gain on disposal of assets) increased $0.3 million, or 5%, to $6.7 million. The increase was due primarily to an increase in compensation expense of $0.5 million, partially offset by a decrease in non-compensation expense of $0.2 million. Compensation expense increased primarily due to increases in salaries, incentive compensation and stock-based compensation expense. We recorded non-cash stock-based compensation expense during the

Gray Television, Inc.
Earnings Release for the three-month and six-month periods ended June 30, 2012	Page 3 of 11

six-month periods ended June 30, 2012 and 2011 of $154,000 and $68,000, respectively. Non-cash stock-based compensation expense increased due to the grant of additional equity incentive awards during the six-month period ended June 30, 2012.

Detailed table of operating results:

Gray Television, Inc.

Selected Operating Data (Unaudited)

(in thousands except for net income per share data)

	Three Months Ended June 30,
	2012	2011

Revenue (less agency commissions)	$94,691	$76,201
Operating expenses before depreciation, amortization and gain on disposal of assets, net:
Broadcast	52,829	47,930
Corporate and administrative	3,629	3,402
Depreciation	5,716	6,638
Amortization of intangible assets	18	34
Gain on disposals of assets, net	(547)	(831)

	61,645	57,173

Operating income	33,046	19,028
Other income (expense):
Miscellaneous income, net	—	3
Interest expense	(15,126)	(15,343)

Income before income tax	17,920	3,688
Income tax expense	6,926	1,129

Net income	10,994	2,559
Preferred stock dividends (includes accretion of issuance cost of $77 and $118, respectively)	1,179	1,788

Net income attributable to common stockholders	$9,815	$771

Basic per share information:
Net income attributable to common stockholders	$0.17	$0.01

Weighted-average shares outstanding	57,151	57,115

Diluted per share information:
Net income attributable to common stockholders	$0.17	$0.01

Weighted-average shares outstanding	57,190	57,116

Political advertising revenue (less agency commissions)	$13,138	$2,316

Gray Television, Inc.
Earnings Release for the three-month and six-month periods ended June 30, 2012	Page 4 of 11

Gray Television, Inc.

Selected Operating Data (Unaudited)

(in thousands except for net income per share data)

	Six Months Ended June 30,
	2012	2011

Revenue (less agency commissions)	$175,365	$145,943
Operating expenses before depreciation, amortization and gain on disposal of assets, net:
Broadcast	103,601	96,109
Corporate and administrative	6,735	6,440
Depreciation	11,607	13,636
Amortization of intangible assets	37	68
Gain on disposals of assets, net	(482)	(844)

	121,498	115,409

Operating income	53,867	30,534
Other income (expense):
Miscellaneous income, net	2	3
Interest expense	(30,289)	(31,343)

Income (loss) before income tax expense (benefit)	23,580	(806)
Income tax expense (benefit)	9,215	(282)

Net income (loss)	14,365	(524)
Preferred stock dividends (includes accretion of issuance cost of $154 and $236, respectively)	2,358	3,577

Net income (loss) attributable to common stockholders	$12,007	$(4,101)

Basic per share information:
Net income (loss) attributable to common stockholders	$0.21	$(0.07)

Weighted-average shares outstanding	57,149	57,113

Diluted per share information:
Net income (loss) attributable to common stockholders	$0.21	$(0.07)

Weighted-average shares outstanding	57,169	57,113

Political advertising revenue (less agency commissions)	$18,097	$3,697

Gray Television, Inc.
Earnings Release for the three-month and six-month periods ended June 30, 2012	Page 5 of 11

Other Financial Data:

	June 30, 2012	December 31, 2011
	(in thousands)

Cash	$28,041	$5,190
Long-term debt, including current portion	$821,498	$832,233
Preferred stock (1)	$24,996	$24,841
Borrowing availability under our senior credit facility	$40,000	$31,000

	Six Months Ended June 30,
	2012	2011
	(in thousands)

Net cash provided by operating activities	$45,107	$17,262
Net cash used in investing activities	(10,845)	(16,199)
Net cash used in financing activities	(11,411)	(3,037)

Net increase (decrease) in cash	$22,851	$(1,974)

(1)	As of June 30, 2012, preferred stock does not include unaccreted original issuance costs and accrued preferred stock dividends of $0.9 million and $15.9 million, respectively. As of December 31, 2011, preferred stock does not include unaccreted original issuance costs and accrued preferred stock dividends of $1.1 million and $13.7 million, respectively.

Internet Initiatives:

We continue to focus on expanding local content on our websites to drive increased traffic. Our website page view data for the three-month and six-month periods ended June 30, 2012 compared to the three-month and six-month periods ended June 30, 2011 is as follows:

Gray Websites – Data

	Three Months Ended June 30,
	2012	2011	% Change
	(in millions, except percentages)

Advertising impressions generated	1,077.4	878.6	23%
Total page views (including mobile page views)	383.9	267.0	44%

	Six Months Ended June 30,
	2012	2011	% Change
	(in millions, except percentages)

Advertising impressions generated	2,108.9	1,671.2	26%
Total page views (including mobile page views)	763.8	537.7	42%

Gray Television, Inc.
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We attribute the increase in our website traffic to increased posting of local content and to public awareness of our websites resulting from our on-air promotion of our websites.

Our aggregate internet revenues are derived from two sources. The first source is advertising or sponsorship opportunities directly on our websites. We call this “direct internet revenue.” The other revenue source is television advertising time purchased by our clients to directly promote their involvement in our websites. We refer to this internet revenue source as “internet-related commercial time sales.”

Guidance for the Third Quarter of 2012

We currently anticipate that our results of operations for the three-month period ending September 30, 2012 (the “third quarter of 2012”) will approximate the ranges presented in the table below. Based on our estimates, we believe our third quarter 2012 revenue will set a new third quarter record for Gray.

Selected operating data:	Low End Guidance for the Third Quarter of 2012	% Change From Actual Third Quarter of 2011	High End Guidance for the Third Quarter of 2012	% Change From Actual Third Quarter of 2011	Actual Third Quarter of 2011
	(dollars in thousands)
OPERATING REVENUE:
Revenue (less agency commissions)	$98,000	28%	$100,000	31%	$76,518

OPERATING EXPENSES
(before depreciation, amortization and gain on disposals of assets):
Broadcast	$52,650	8%	$53,250	9%	$48,678
Corporate and administrative	$3,900	(5)%	$4,100	0%	$4,089

OTHER SELECTED DATA:
Political advertising revenue (less agency commissions)	$20,000	281%	$21,000	301%	$5,243

Comments on Guidance:

Revenue.

Based on our current forecasts, we believe that our third quarter of 2012 local revenue, excluding political advertising revenue, will increase from the three-month period ended September 30, 2011 (the “third quarter of 2011”) by approximately 6% to 8%. We currently believe our third quarter of 2012 national revenue, excluding political advertising revenue, will increase from the third quarter of 2011 by approximately 6% to 7%.

We anticipate our third quarter of 2012 internet revenue, excluding political advertising revenue, will increase from the third quarter of 2011 by approximately 17% to 18%.

We anticipate our third quarter of 2012 retransmission consent revenue will increase from the third quarter of 2011 by approximately 62% to approximately $8.4 million.

We estimate our base consulting revenue will be $0.6 million for the third quarter of 2012. We do not anticipate recording any incentive consulting revenue in the third quarter of 2012.

Broadcast Operating Expense (before depreciation, amortization and gain on disposal of assets).

The anticipated increase in broadcast operating expense for the third quarter 2012 compared to the third quarter of 2011 is due primarily to anticipated increases in compensation expense, programming expense and national sales commission expense.

Gray Television, Inc.
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Revenue (less agency commissions) by Category:

The table below presents our net revenue (less agency commissions) or “net revenue” by type for the three-month and six-month periods ended June 30, 2012 and 2011, respectively (dollars in thousands):

	Three Months Ended June 30,
	2012		2011
	Amount	Percent of Total	Amount	Percent of Total
Revenue (less agency commissions):
Local	$48,417	51.1%	$47,785	62.7%
National	14,321	15.1%	13,428	17.6%
Internet	6,359	6.7%	4,865	6.4%
Political	13,138	13.9%	2,316	3.0%
Retransmission consent	8,279	8.7%	5,055	6.6%
Other	3,627	3.8%	2,202	3.0%
Consulting	550	0.7%	550	0.7%

Total	$94,691	100.0%	$76,201	100.0%

	Six Months Ended June 30,
	2012		2011
	Amount	Percent of Total	Amount	Percent of Total
Revenue (less agency commissions):
Local	$94,292	53.8%	$91,550	62.7%
National	27,327	15.6%	26,403	18.1%
Internet	12,051	6.9%	9,112	6.2%
Political	18,097	10.3%	3,697	2.5%
Retransmission consent	16,757	9.6%	10,102	6.9%
Other	5,496	3.1%	3,979	2.8%
Consulting	1,345	0.7%	1,100	0.8%

Total	$175,365	100.0%	$145,943	100.0%

The aggregate internet revenues presented above are derived from: (i) direct internet revenue and (ii) internet-related commercial time sales.

Gray Television, Inc.
Earnings Release for the three-month and six-month periods ended June 30, 2012	Page 8 of 11

Non-GAAP Terms

From time to time, Gray supplements its financial results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) by disclosing the non-GAAP financial measures Broadcast Cash Flow and Broadcast Cash Flow Less Cash Corporate Expenses. These non-GAAP amounts are used by us to approximate the amount used to calculate a key financial performance covenant contained in our senior credit facility. Broadcast Cash Flow is defined as net income (loss) plus corporate and administrative expense, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations and network compensation revenue and network payments. Corporate and administrative expenses (excluding depreciation, amortization and non-cash stock-based compensation) are deducted from Broadcast Cash Flow to calculate “Broadcast Cash Flow Less Cash Corporate Expenses.” These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income (loss) and cash flows reported in accordance with GAAP.

Gray Television, Inc.
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Reconciliations:

Reconciliation of net income (loss) to the non-GAAP terms (dollars in thousands):

	As Reported
	Three Months Ended June 30,
	2012	2011	% Change
Net income	$10,994	$2,559
Adjustments to reconcile from net income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	5,716	6,638
Amortization of intangible assets	18	34
Non-cash stock based compensation	140	34
Gain on disposals of assets, net	(547)	(831)
Miscellaneous (income) expense, net	—	(3)
Interest expense	15,126	15,343
Income tax expense	6,926	1,129
Amortization of program broadcast rights	2,719	3,581
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	5	8
Network compensation revenue recognized	(156)	(173)
Network compensation per network affiliation agreement	—	(60)
Payments for program broadcast rights	(2,801)	(4,944)

Broadcast Cash Flow Less Cash Corporate Expenses	38,140	23,315	64%
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	3,489	3,368

Broadcast Cash Flow	$41,629	$26,683	56%

	As Reported
	Six Months Ended June 30,
	2012	2011	% Change
Net income (loss)	$14,365	$(524)
Adjustments to reconcile from net income (loss) to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	11,607	13,636
Amortization of intangible assets	37	68
Non-cash stock based compensation	154	68
Gain on disposals of assets, net	(482)	(844)
Miscellaneous (income) expense, net	(2)	(3)
Interest expense	30,289	31,343
Income tax expense (benefit)	9,215	(282)
Amortization of program broadcast rights	5,477	7,414
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	12	16
Network compensation revenue recognized	(313)	(351)
Network compensation per network affiliation agreement	(60)	(120)
Payments for program broadcast rights	(5,596)	(8,738)

Broadcast Cash Flow Less Cash Corporate Expenses	64,703	41,683	55%
Corporate and administrative expenses excluding depreciation, amortization of intangible assets and non-cash stock-based compensation	6,581	6,372

Broadcast Cash Flow	$71,284	$48,055	48%

See the previous page for the definition of Non-GAAP terms.

Gray Television, Inc.
Earnings Release for the three-month and six-month periods ended June 30, 2012	Page 10 of 11

The Company

Gray Television, Inc. is a television broadcast company headquartered in Atlanta, GA. Gray currently owns and operates television stations broadcasting 36 primary channels in 30 markets. Currently, we broadcast a primary channel from each of our stations and also operate at least one secondary channel from the majority of our stations. Each of our primary channels are affiliated with either CBS (17 channels), NBC (10 channels), ABC (8 channels) or FOX (1 channel). In addition, we currently broadcast 41 digital second channels that are affiliated with either ABC (1 channel), FOX (4 channels), CW (8 channels), MyNetworkTV (18 channels), Untamed Sports Network (1 channel), The Country Network (1 channel), MeTV Network (1 channel) or are operated as local news/weather channels (7 channels). In addition, we have entered into agreements to launch three additional CBS affiliated secondary channels in certain of our existing markets in the fall of 2012.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs of operating results for the third quarter of 2012 or other periods, internet strategies, future expenses, launching of future stations and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of August 3, 2012. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2011 and may be contained in reports subsequently filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov.

Conference Call Information

We will host a conference call to discuss our second quarter operating results on August 3, 2012. The call will begin at 11:00 AM Eastern Time. The live dial-in number is 1 (800) 946-0709 and the confirmation code is 4223794. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1 (888) 203-1112, Confirmation Code: 4223794 until September 2, 2012.

For information contact:	Web site: www.gray.tv
Bob Prather	Jim Ryan
President and Chief Operating Officer	Senior V. P. and Chief Financial Officer
(404) 266-8333	(404) 504-9828

Gray Television, Inc.
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